EXHIBIT A

                      STOCK AND ASSET ACQUISITION AGREEMENT


                                     Between


                          CLEARBLUE TECHNOLOGIES, INC.


                                       and


                                 NAVISITE, INC.


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                                TABLE OF CONTENTS
Section                                                                                                          Page

1.       Acquisition of the Shares and Other Actions..............................................................1
         1.01.    Acquisition of the Shares and the Transferor Contracts from the Transferor......................1
         1.02.    Further Assurances..............................................................................2
         1.03.    Consideration for the Shares and the Transferor Contracts.......................................2
         1.04.    Partial Share Escrow Securing Warranties........................................................3
         1.05.    Closing.........................................................................................3
         1.06.    Consents to Assignment..........................................................................3

2.       Representations of the Transferor Regarding the Shares and the Transferor Contracts......................4

3.       Representations of the Transferor Regarding the Transferor and the Companies.............................4
         3.01.    Organization....................................................................................5
         3.02.    The Companies...................................................................................5
         3.03.    Authorization...................................................................................5
         3.04.    Financial Statements............................................................................6
         3.05.    Absence of Undisclosed Liabilities..............................................................6
         3.06.    Litigation......................................................................................6
         3.07.    Personal Property...............................................................................6
         3.08.    Intangible Property.............................................................................7
         3.09.    Leases..........................................................................................8
         3.10.    Real Estate.....................................................................................8
         3.11.    Accounts Receivable.............................................................................8
         3.12.    Tax Matters.....................................................................................8
         3.13.    Contracts and Commitments.......................................................................9
         3.14.    Compliance with Agreements and Laws............................................................10
         3.15.    Employee Relations.............................................................................11
         3.16.    Employee Benefit Plans.........................................................................11
         3.17.    Customers and Suppliers........................................................................12
         3.18.    Indebtedness to and from Officers, Directors and Stockholders..................................12
         3.19.    Conflicts of Interest..........................................................................12
         3.20.    Investment Representation......................................................................13
         3.21.    Full Disclosure................................................................................13
         3.22.    Solvency.......................................................................................13
         3.23     Outsourcing Agreemen...........................................................................12
         3.24.    Limitation on Representations and Warranties...................................................13

4.       Representations of the Transferee.......................................................................14
         4.01.    Organization and Authority.....................................................................14
         4.02.    Capitalization of the Transferee...............................................................14
         4.03.    Authorization..................................................................................14
         4.04.    Regulatory Approvals...........................................................................13
         4.05.    Investment Representation......................................................................14
         4.06.    Litigation.....................................................................................15
         4.07.    Broker's Fee...................................................................................15
         4.08.    Outsourcing Agreement..........................................................................15

5.       Access to Information...................................................................................15

6.       Conditions to Obligations of the Transferee.............................................................15
         6.01.    Continued Truth of Representations and Warranties of the Transferor; Compliance with Covenants and Obligations ...............................................................................15
         6.02.    Performance by the Transferor..................................................................16
         6.03.    Corporate Proceedings..........................................................................16
         6.04.    Governmental Approvals.........................................................................16
         6.05.    Consent of Lenders, Lessors and Other Third Parties............................................16
         6.06.    Adverse Proceedings............................................................................16
         6.07.    Adverse Change in Business.....................................................................15
         6.08.    Closing Deliveries.............................................................................15
         6.09.    Due Diligence..................................................................................17

7.       Conditions to Obligations of the Transferor.............................................................17
         7.01.    Continued Truth of Representations and Warranties of the Transferee; Compliance with Covenants and Obligations................................................................................17
         7.02.    Corporate Proceedings..........................................................................17
         7.03.    Governmental Approvals.........................................................................17
         7.04.    Consents of Lenders, Lessors and Other Third Parties...........................................17
         7.05.    Adverse Proceedings............................................................................17
         7.06.    Closing Deliveries.............................................................................18

8.       Other Covenants.........................................................................................18
         8.01.    Consents.......................................................................................18
         8.02.    Ordinary Course of Business....................................................................18
         8.03.    Employees and Employee Benefit Plans...........................................................18


9.       Indemnification.........................................................................................19
         9.01.    By the Transferor..............................................................................19
         9.02.    By the Transferee..............................................................................19
         9.03.    Claims for Indemnification.....................................................................19
         9.04.    Defense by the Indemnifying Party..............................................................20
         9.05.    Payment of Indemnification Obligation..........................................................20
         9.06.    Survival of Representations; Claims for Indemnification........................................20

10.      Restrictive Covenants...................................................................................20
         10.01.   Noncompetition.................................................................................20
         10.02.   Nonsolicitation................................................................................21
         10.03.   Confidentiality................................................................................21
         10.04.   Additional Terms...............................................................................21

11.      Termination of Agreement................................................................................22
         11.01.   Termination by Agreement of the Parties........................................................22
         11.02.   Termination by Reason of Breach................................................................22

12.      Notices  ...............................................................................................22

13.      Successors and Assigns..................................................................................23

14.      Entire Agreement; Amendments; Attachments...............................................................23

15.      Severability............................................................................................23

16.      Investigation of the Parties............................................................................23

17.      Approval of Special Committee of the Transferee.........................................................23

18.      Expenses 23

19.      Governing Law...........................................................................................24

20.      Section Headings........................................................................................24

21.      Counterparts............................................................................................24

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Exhibits

Exhibit 1.04 - Escrow Agreement

Exhibit 6.08(g) - Legal Opinion of Heller Ehrman White & McAuliffe LLP

Exhibit 6.08(h) - Bill of Sale and Assignment and Assumption Agreement

Exhibit 7.06(f) - Legal Opinion of Hale and Dorr LLP

Schedules to be provided by the Transferor

  I          -      The Shares
 II          -      Transferor Contracts
3.02         -      The Companies
3.03         -      Third Party Consents
3.04         -      Financial Statements
3.05         -      Undisclosed Liabilities
3.06         -      Litigation
3.07         -      Personal Property
3.08         -      Intangible Property
3.09         -      Leases
3.11         -      Accounts Receivable
3.13         -      Contracts
3.16         -      Employee Plans
3.17         -      Customers and Suppliers
3.18         -      Indebtedness to and from Officers, Directors and
                    Stockholders
3.19         -      Conflicts of Interest

Schedules to be provided by the Transferee

4.03         -      Third Party Consents

                      STOCK AND ASSET ACQUISITION AGREEMENT

     Agreement (the "Agreement") made as of the ______ day of August, 2003 by and among NaviSite, Inc., a Delaware corporation (the "Transferee"), ClearBlue Technologies, Inc., a Delaware corporation (the "Transferor"), and the following subsidiaries of the Transferor (each of the following a "Deferred Entity" and collectively the "Deferred Entities"): ClearBlue Technologies/New York, Inc., a Delaware corporation, ClearBlue Technologies/Santa Clara, Inc., a Delaware corporation, ClearBlue Technologies/Dallas, Inc., a Delaware corporation, and ClearBlue Technologies/San Francisco, Inc., a Delaware corporation.

                              PRELIMINARY STATEMENT

1. The Transferor owns the issued and outstanding shares (collectively, the "Shares") of the capital stock of each of the companies (the "Companies" and each individually, a "Company") set forth opposite each such Company's name on
Schedule I attached hereto, which Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Companies.

2. The Transferee desires to acquire, and the Transferor desire to transfer, the Shares and other assets of the Transferor representing substantially all of the Transferor's assets (within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code")), including without limitation all of Transferor's operating assets, as of the date hereof for the consideration in the transaction contemplated hereunder. This Agreement shall serve as the Plan of Reorganization (the "Plan") for each of the Transferee and the Transferor. It is intended that the transaction contemplated hereunder, together with certain other transactions by and between the Transferor and each of its stockholders to be effected pursuant to the Plan (the "Stockholder Transactions"), will qualify as a reorganization under Section 368 (a)(1)(D) of the Code.

3. The Transferee and the Transferor acknowledge that upon consummation of the transaction contemplated hereunder and the Stockholder Transactions, the Transferor will distribute all of its assets, including the 1.1 million shares of common stock, $.01 par value per share, of Transferee that the Transferor will receive as part of the consideration hereunder, to the Transferor's stockholders in exchange for their shares of the Transferor common stock to effect and complete the liquidation and dissolution of the Transferor under the Plan and the reorganization under Section 368 (a)(1)(D) of the Code.

                  NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.........ACQUISITION OF THE SHARES AND OTHER ACTIONS

1.01.    ACQUISITION OF THE SHARES AND THE TRANSFEROR CONTRACTS FROM
THE TRANSFEROR. (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Transferor shall sell, transfer, convey, assign and deliver to the Transferee, and the Transferee shall purchase, acquire and accept from the Transferor, the Shares, as set forth on Schedule I attached hereto (but not including the Shares of the Deferred Entities (the "Deferred Shares"), which shall be transferred pursuant to Section 1.01(c) hereof). At the Closing the Transferor shall deliver to the Transferee certificates evidencing the Shares (other than the Deferred Shares) duly endorsed in blank or with stock powers duly executed by the Transferor.

                  (b) ....At the Closing, the Transferor shall also sell, assign and transfer all of its right, title and interest in any and all contracts, arrangements, assets, liabilities or obligations, or leases relating to, or connected with, any of the Companies or their respective businesses (including, without limitation, any and all cash or other collateral securing letters of credit with lessors) (collectively, the "Transferor Contracts"). Schedule II attached hereto contains a true, complete and correct list of the "Transferor Contracts".

                  (c) ....On the six-month anniversary of the Closing Date (or on such earlier date as the Transferee may request) (the "Deferred Shares Transfer Date"), the Transferor shall sell, transfer, convey, assign and deliver to the Transferee, and the Transferee shall purchase, acquire and accept from the Transferor, the Deferred Shares, without any additional consideration therefor. On the Deferred Shares Transfer Date, the Transferor shall deliver to the Transferee certificates evidencing the Deferred Shares duly endorsed in blank or with stock powers duly executed by the Transferor. Between the Closing and the Deferred Shares Transfer Date, the Transferee shall have the full power and authority to operate and manage the Deferred Entities, which power and authority shall include, without limitation, the right to enforce the rights and carry out the obligations of the Deferred Entities under all contracts and agreements, to control the budget for the operations of the Deferred Entities, to use and dispose of assets and acquire new assets for the operations of the Deferred Entities, and to hire and fire, determine the compensation of, and direct all activities of the employees of the Deferred Entities. Between the Closing Date and the Deferred Shares Transfer Date, all cash received by the Deferred Entities shall be paid to or as directed by the Transferee as a management fee, and the Transferee shall be responsible for the payment of all cash obligations of the Deferred Entities arising in the ordinary course of business between the Closing Date and the Deferred Shares Transfer Date. Effective as of the Closing Date, the Transferor and each of the Deferred Entities hereby appoint the Transferee as its lawful attorney-in-fact, with full power of substitution, to take any and all actions which the Transferee may deem necessary or advisable to carry out the intent of this Section 1.01(c). The Transferor and each of the Deferred Entities acknowledge that the foregoing powers are coupled with an interest and shall be irrevocable by it in any manner or for any reason.

1.02. FURTHER ASSURANCES. At any time and from time to time after the Closing, at the Transferee's request and without further consideration, the Transferor and each of the Deferred Entities shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Transferee may reasonably request, more effectively to transfer, convey and assign to the Transferee, and to confirm the Transferee's title to, the Transferor Contracts and the Shares to put the Transferee in actual possession and operating control of the assets, properties and business of the Companies, to assist the Transferee in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.03. CONSIDERATION FOR THE SHARES AND THE TRANSFEROR CONTRACTS. In consideration for the sale and transfer of the Shares and the Transferor Contracts, and subject to the terms and conditions of this Agreement, Transferee shall on the Closing Date (a) issue to Transferor 1.1 million (1,100,000) shares of common stock, $.01 par value per share, of Transferee, (b) release all inter-company advances from the Transferee to the Transferor in an amount up to Three Hundred Thousand Dollars ($300,000), (c) assume all of the Transferor's obligations under the Transferor Contracts for periods from and after the Closing Date, and (d) release the Transferor from payment obligations owed to the Transferee pursuant to the Outsourcing Services Agreement dated as of January 1, 2002 by and between the Transferee and the Transferor (the "Outsourcing Agreement"), in an amount not to exceed Two Hundred Sixty-Three Thousand Dollars ($263,000) ((a), (b), (c) and (d) collectively, the "Consideration").

 1.04      PARTIAL SHARE ESCROW SECURING WARRANTIES. At the Closing, Two
Hundred Seventy-Five Thousand (275,000) shares equal to twenty-five percent (25%) of the Consideration (and a stock power executed in blank by the Transferor with respect thereto with signature guaranteed) shall be delivered to United States Trust Company of Boston, as escrow agent (the "Escrow Agent") pursuant to the Escrow Agreement in substantially the form of Exhibit 1.04 hereto (the "Escrow Agreement").

1.05 CLOSING. The Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 1 p.m., Boston time, on August 8, 2003, or at such other place, time or date as may be mutually agreed upon in writing by the parties (the "Closing Date"). The transfer of the Shares (other than the Deferred Shares) and Transferor Contracts by the Transferor to the Transferee shall be deemed to occur at 12:01 a.m., Boston time, on the Closing Date.

1.06 CONSENTS TO ASSIGNMENT. (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof and such consent has not been obtained. If such consent (a "Deferred Consent") is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Transferee would not receive, or the relevant Company would not continue to receive, all such rights, then, in each such case, (a) the contract, lease, authorization, license or permit to which such Deferred Consent relates (a "Deferred Item") shall be withheld from sale pursuant to this Agreement without any reduction in the Consideration, (b) from and after the Closing, the Transferor and the Transferee will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that neither the Transferor nor the Transferee shall be required to make any payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Transferor and the Transferee will cooperate, in all reasonable respects, to provide to the Transferee or the relevant Company all benefits under the Deferred Item to which such Deferred Consent relates (with the Transferee or relevant Company entitled to all the profits, rights and gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Transferee and the Transferor shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Transferee or relevant Company the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Transferee of all claims or rights arising thereunder, and the performance by the Transferee of the obligations thereunder on a prompt and punctual basis.

                  (b)......Without limiting the generality of the foregoing, the
Transferor and the Transferee, without the exchange of any additional consideration therefor, hereby agree that from and after the Closing the Transferee will be entitled to all rights and will pay all obligations of the Transferor under that certain capital equipment Sublease Agreement by and among the Transferor (as Sublessee), Powerware Corporation (as sublessor) ("Powerware"), and CCA Financial (as original lessor) ("CCA") dated January 29, 2001, as amended (the "Powerware Contract") until such time as (i) the Transferor obtains the written consent of each of Powerware and CCA to effect the assignment of the Transferor's right, title and interest under the Powerware Contract to the Transferee or (ii) the Powerware Contract expires pursuant to its terms. At or prior to any such expiration, at the direction of the Transferee, the Transferor shall exercise any purchase option under the Powerware Contract as directed by the Transferee and transfer any equipment purchased thereunder to the Transferee for a price equal to any amount paid by the Transferor to Powerware pursuant to such option exercise. Effective as of the Closing Date, the Transferor hereby appoints the Transferee as its lawful attorney-in-fact, with full power of substitution, to take any and all actions which the Transferee may deem necessary or advisable to carry out the intent of the Powerware Contract.

1.07 TAX TREATMENT. For purposes of this transaction, the Transferee and the Transferor have agreed that for tax purposes the transaction contemplated hereunder shall be treated under the Code as if the Seller exchanged all of its assets, including without limitation, its existing shares of the common stock of the Transferee, for new shares of the Transferee's common stock.

         REPRESENTATIONS OF THE TRANSFEROR REGARDING THE SHARES AND THE
                              TRANSFEROR CONTRACTS.

                  The Transferor represents and warrants to the Transferee as follows:

(a) The Transferor has good and marketable title to the Shares and the Transferor Contracts, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule I attached hereto sets forth a true and correct description of all the Shares.

(b) The Transferor has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Transferee at the Closing the Shares and the Transferor Contracts and, upon consummation of the purchase contemplated hereby, the Transferee will acquire from the Transferor good and marketable title to the Shares and the Transferor Contracts, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(c) The Transferor is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Transferor or the transfer, conveyance and sale of the Shares or the Transferor Contracts to the Transferee pursuant to the terms hereof.

(d) No broker or finder has acted for the Transferor in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferor.

(e) True and complete copies of the Transferor Contracts have been delivered to Transferee and each of the Transferor Contracts is a valid and binding obligation of the Transferor and is in full force and effect. Transferor is not in default under any of the Transferor Contracts, and, to the Transferor's knowledge, no third party is in default under any of the Transferor Contracts. The Transferor Contracts, together with the assets held by the Companies, constitute all of the assets necessary to operate the business of the Transferor and the Companies as currently conducted.

                 REPRESENTATIONS OF THE TRANSFEROR REGARDING THE
                         TRANSFEROR AND THE COMPANIES.

                  The Transferor represents and warrants to the Transferee as follows:

3.01. ORGANIZATION. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02. THE COMPANIES. Schedule 3.02 attached hereto sets forth: (i) the name of each Company; (ii) the jurisdiction of incorporation of each Company; (iii) the names of the officers and directors of each Company; and (iv) the jurisdictions in which each Company is qualified or holds licenses to do business as a foreign corporation.

     (a) Each of the Companies is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and carry on its business as now being conducted. Each of the Companies is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where any failure to be in good standing would not result in, individually or in the aggregate, a Material Adverse Effect (as defined in Section 3.12). Copies of the charter, bylaws and other governing instruments of the Companies, each as amended to date, have been delivered to the Transferee, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery. The Shares have been duly and validly issued and are fully paid and non-assessable.

     (b) Except as set forth in Schedule 3.02, none of the Companies holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to the capital stock of any of the Companies, (ii) any securities convertible into or exchangeable for shares of such stock, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of any of them. The Shares constitute 100% of the outstanding stock of each Company.

3.03. AUTHORIZATION. The execution and delivery by the Transferor and the Deferred Entities of this Agreement and the agreements provided for herein, and the consummation by the Transferor and the Deferred Entities of all transactions contemplated hereunder and thereunder by the Transferor and the Deferred Entities, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Transferor and the Deferred Entities. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Transferor or any Deferred Entity is a party constitute the valid and legally binding obligations of the Transferor or such Deferred Entity, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Transferor and the Deferred Entities of this Agreement and the agreements provided for herein, and the consummation by the Transferor and the Deferred Entities of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Transferor or any Deferred Entity; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Transferor or any Deferred Entity; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Companies pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or any of its properties is or may be bound. Schedule 3.03 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties (including Governmental Entities) that are required in connection with the consummation by the Transferor of the transactions contemplated by this Agreement.

3.04. FINANCIAL STATEMENTS. Schedule 3.04 attached hereto contains a true, complete and correct copies of the unaudited balance sheets of the Companies as of December 31, 2002 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Companies for the fiscal year then ended (collectively, the "Annual Financial Statements"), the unaudited balance sheets of the Companies as of June 30, 2003 (the "Current Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of each of the Companies for the six-month period then ended (collectively, the "Current Financial Statements"). The Annual Financial Statements and the Current Financial Statements (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied consistently with past practices. The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Companies and the results of operations of the business of the Companies for the periods indicated.

3.05. ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheets, (b) set forth on
Schedule 3.05 attached hereto, or (c) incurred in the ordinary course of business after the date of the Current Balance Sheets and not material in amount, either individually or in the aggregate, none of the Companies has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which, either individually or in the aggregate, is material to the condition (financial or otherwise) of the assets, properties, business or prospects of such Company.

3.06. LITIGATION. Except as set forth on Schedule 3.06 attached hereto (a) there is no action, suit or proceeding to which the Transferor or any of the Companies is a party (either as a plaintiff or defendant) pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Transferor, there is no basis for any such action, suit or proceeding; (b) neither the Transferor, any of the Companies, nor, to the best knowledge of the Transferor, any officer, director or employee of any of the foregoing, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Transferor or any of the Companies; and
(c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Transferor or any of the Companies to take any action of any kind with respect to its business, assets or properties.

3.07. PERSONAL PROPERTY. Schedule 3.07 attached hereto sets forth: (i) a true, correct and complete list of all items of tangible personal property owned by the Transferor and each Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $15,000; or not owned by the Transferor or such Company but in the possession of or used or useful in the business of the Transferor or such Company (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Transferor or such Company and the circumstances under which such Property is used. Except as disclosed in Schedule 3.07:

     (a) the Transferor and each Company has good and marketable title to its Personal Property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

     (b) no officer, director, stockholder or employee of the Transferor, any Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in Schedule 3.07;

     (c) each item of Personal Property not owned by the Transferor or the Companies is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Transferor or the relevant Company, as the case may be, and the owner or lessor thereof, the obligations of the Transferor or the relevant Company, as the case may be, to such owner or lessor will be discharged; and

     (d) the Personal Property is adequate for the conduct of the business of the Transferor and the Companies as currently conducted and is in good operating condition and repair, normal wear and tear excepted, is currently used by the Transferor or the relevant Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property.

3.08. INTANGIBLE PROPERTY.

     SCHEDULE 3.08 attached hereto sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all material items of intangible property owned by, or used or useful in connection with the business of, the Transferor or any of the Companies, including, but not limited to, trade secrets, know-how, any other confidential information of the Transferor or any of the Companies, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible Property"); and (ii) a true, correct and complete list of all material licenses or similar agreements or arrangements to which the Transferor or any Company is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in Schedule 3.08:

     (a) the relevant Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

     (b) the relevant Company has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

     (c) neither the Transferor nor any of the Companies has received notice of, or has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against any Company that any of the operations, activities, products, services or publications of such Company or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

     (d) there are no outstanding, nor to the best knowledge of the Transferor, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Schedule 3.08 or with respect to infringement by a third party of any of the Intangible Property;

     (e) no officer, director, stockholder or employee of the Transferor or any Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

     (f) the Transferor does not have any knowledge that any third party is infringing, or will threaten to infringe upon or otherwise violate any of the Intangible Property in which any Company has ownership rights.

3.09 LEASES. SCHEDULE 3.09 attached hereto sets forth: (a) a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Transferor or any of the Companies is a party (collectively, with the leases of personal property referred to in Section 3.07, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have been delivered by the Transferor to the Transferee. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 3.09, have not been modified or amended since the date of delivery to the Transferee. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on Schedule 3.09, there has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default.

3.09. REAL ESTATE. Neither the Transferor nor any of the Companies owns any real property.

3.11. ACCOUNTS RECEIVABLE. Schedule 3.11 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Transferor and each of the Companies (the "Accounts Receivable"), including the aging thereof as of the date hereof. All Accounts Receivable arose out of the sales of services in the ordinary course of business. All Accounts Receivable are collectible in the ordinary course of business, without undue delay or extraordinary collection process, net of any reserves on the Current Balance Sheets.

3.12. TAX MATTERS. Each of the Transferor and the Companies has properly filed on a timely basis all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete, except for any error or omission that could not reasonably be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Transferor or any of the Companies (a "Material Adverse Effect"). Each of the Transferor and the Companies has paid on a timely basis all Taxes (as defined below) that were due and payable. All Taxes that Transferor or any of the Companies is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. For purposes of this Agreement, "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

3.13. CONTRACTS AND COMMITMENTS.

(a) SCHEDULE 3.13 attached hereto contains a true, complete and correct list of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

     (i) all loan agreements, indentures, mortgages and guaranties to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound;

     (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound;

     (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound which (A) involve payments or receipts by the Transferor or any of the Companies of more than $15,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Transferor or any of the Companies;

     (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound;

     (v) all agency, distributor, sales representative, franchise or similar agreements to which the Transferor or any of the Companies is a party or by which the Transferor or any of the Companies or any of their property is bound;

     (vi) all contracts, agreements or other understandings or arrangements between any of the Companies and the Transferor or its affiliates (including, but not limited to, any tax sharing arrangements);

     (vii) all leases, whether operating, capital or otherwise, under which the Transferor or any of the Companies is lessor or lessee;

     (viii)  all  contracts,   agreements  or  other  arrangements   imposing  a
non-competition or non-solicitation obligation on the Transferor or any of the Companies; and

     (ix) any other material agreements or contracts entered into by the Transferor or any of the Companies.

(b) EXCEPT AS SET FORTH ON SCHEDULE 3.13:

     (i) each Contract is a valid and binding agreement of the Transferor or the relevant Company, enforceable against the Transferor or the relevant Company in accordance with its terms, and the Transferor does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto, except where the failure to be a valid and binding Agreement would not, individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Material Adverse Effect.

     (ii) the Transferor or the relevant Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Transferor or the relevant Company, on its part prior to the date hereof, and the Transferor, has no reason to believe that the Transferor or the relevant Company will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof, except where the failure to fulfill all material obligations required pursuant the contract would not, individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Material Adverse Effect;

     (iii) the Transferor or the relevant Company is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto, except for such breach, default or events that would not individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Company Material Adverse Effect; and

     (iv) to the best knowledge of the Transferor after due inquiry, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto, except for such breach, default or events that would not individually or in the aggregate with matters under Sections 3.13(b)(i)-(iv), reasonably be expected to result in a Company Material Adverse Effect.

     3.14. COMPLIANCE WITH AGREEMENTS AND LAWS. The Transferor and the Companies each have all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct their respective business and own and operate their respective assets (collectively, the "Permits"). Neither the Transferor nor any of the Companies is in violation in any material respect of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Transferor and the Companies as conducted since September 11, 2002 has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect.

3.15. EMPLOYEE RELATIONS. The Transferor and each of the Companies is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. None of the Transferor's nor any of the Companies' employees are unionized and no union election or certification is pending or, to the best knowledge of the Transferor, threatened. The Transferor believes that it and each Company has a good relationship with its employees.

3.16. EMPLOYEE BENEFIT PLANS.

     SCHEDULE 3.16(a) contains a complete and accurate list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), relating to the employees of the Transferor and each Company, or maintained at any time since September 11, 2002 by the Transferor and any Company or by any other member (hereinafter, "ERISA Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the "Company Plans"). Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and
(iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Transferee.

     (b) Each Company Plan has been administered in all material respects in accordance with its terms and the Transferor, each of the Companies and its ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Transferor, each of the Companies, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including
Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been properly completed and timely filed. No Company Plan has assets that include securities issued by the Transferor, any Company or any ERISA Affiliate.

     (c) At no time has the Transferor, any Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

     (d) Each Company Plan is amendable and terminable unilaterally by the Transferor or relevant Company at any time without liability or expense to the Transferor, such Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Transferor or any Company from amending or terminating any such Company Plan.

     (e) SCHEDULE 3.16(e) discloses each: (i) agreement with any member, manager, shareholder, director, executive officer or other key employee of the Transferor and each of the Companies (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Transferor and any Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Transferor and any Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Transferor and any Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (f) SCHEDULE 3.16(f) sets forth the policy of the Transferor and each Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of June 30, 2003.

3.17. CUSTOMERS AND SUPPLIERS. SCHEDULE 3.17 attached hereto sets forth a true, correct and complete list of (a) the name of each customer of the Transferor and the Companies and (b) the names of the top ten (10) suppliers (by dollar volume) of the Transferor and the Companies (in the aggregate) for the fiscal year ended January 1, 2003. Except as set forth on Schedule 3.17, the Transferor and each of the Companies has good customer and supplier relations and none of the customers or suppliers of the Transferor and each of the Companies has notified the Transferor or the relevant Company that it intends to discontinue or materially diminish its relationship with the Transferor or the relevant Company.

3.18. INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND STOCKHOLDERS. Except as set forth on Schedule 3.18 attached hereto and except for intercompany indebtedness payable among the Companies, neither the Transferor nor any of the Companies is indebted, directly or indirectly, to any person who is an officer, director or stockholder of any of the Transferor or any of the Companies or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Transferor or any of the Companies except for advances made to employees of the Transferor or any of the Companies in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.19. CONFLICTS OF INTEREST. Except as set forth on Schedule 3.19 attached hereto, no officer, director or stockholder of the Transferor or any Company nor, to the best knowledge of the Transferor, any affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly:

     (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Transferor or any of the Companies, or purchases or during such period purchased from the Transferor or any of the Companies any goods or services, or otherwise does nor during such period did business with the Transferor or any of the Companies; or

     (b) a beneficial interest in any contract, commitment or agreement to which the Transferor or any of the Companies is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Transferor or any of the Companies and such persons in their capacities as employees, officers or directors of the Transferor or such Company.

     3.20. INVESTMENT REPRESENTATION. The Transferor is acquiring and shall hold the shares issued by the Transferee as part of the Consideration for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; except that the Transferor intends to liquidated and or reorganize its business within six (6) months of the Closing in a transaction or series of transactions that may include the distribution of all of its assets, including the shares acquired hereunder, to its stockholders (the "Proposed Reorganization") and, except as contemplated by this Agreement and the Proposed Reorganization, the Transferor has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. The Transferor acknowledges that the certificates representing such shares will have a legend to such effect. The Transferor is fully informed as to the business and prospects of the Transferee and has had the opportunity to request from the Transferee any information concerning the Transferee which the Transferor deemed relevant. The number of stockholders of the Transferor receiving shares issued by the Transferee in the Proposed Reorganization will not exceed five (5), such stockholders will be accredited investors (as such term is defined in Regulation D of the Securities Act of 1933), and each such stockholder will receive such shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. The Transferor will advise each of such stockholders of such restrictions on transfer.

     3.21 FULL DISCLOSURE. There are no materially misleading misstatements in any of the representations and warranties made by Transferor in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Transferor pursuant to this Agreement and Transferor has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.


     3.22 SOLVENCY. The Transferor is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of the Transferor exceeds the present fair saleable value of the Transferor's assets.

         3.23     Outsourcing Agreement

         The Transferor has fulfilled all material obligations under the Outsourcing Agreement to have been performed by the Transferor on its part prior to the date hereof and the Transferor is not in material breach of or material default under the Outsourcing Agreement, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto.

         3.24 LIMITATION ON REPRESENTATIONS AND WARRANTIES. The Transferor's representations and warranties in Sections 3.07, 3.08, 3.09, 3.10 and 3.13 shall not apply to any assets or liabilities of the Transferor that are not being transferred to or assumed by the Transferee pursuant to this Agreement.

         4.             Representations of the Transferee

         The Transferee represents and warrants to the Transferor that:

     4.01. ORGANIZATION AND AUTHORITY. The Transferee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Transferee has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

     4.02. CAPITALIZATION OF THE TRANSFEREE. On the date hereof, the Transferee's authorized capital stock consists of 395,000,000 shares of Common Stock, of which 23,411,957 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value, of which no shares are issued and outstanding. All of the outstanding shares of capital stock of the Transferee have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and non-assessable.

     4.03. AUTHORIZATION. Except as set forth in Schedule 4.03 attached hereto, the execution and delivery of this Agreement by the Transferee, and the agreements provided for herein, and the consummation by the Transferee of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Transferee, enforceable against the Transferee in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Transferee of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Transferee; (b) violate the provisions of the Transferee's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Transferee pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Transferee is a party or by which the Transferee is or may be bound. Schedule 5.03 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Transferee of the transactions contemplated by this Agreement.

     4.04. REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Transferee and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

     4.05. INVESTMENT REPRESENTATION. The Transferee is acquiring the Shares from the Transferor for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Transferee has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

     4.06 LITIGATION. There is no suit, action or legal administrative, arbitration or order, proceeding or governmental investigation pending or, to the knowledge of the Transferee, threatened, to which the Transferee is a party which, considered individually or in the aggregate, would reasonably be expected to materially impair the Transferee's ability to perform its obligations under this Agreement.

 4.07 BROKER'S FEE. No broker or finder has acted for the Transferee in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Transferee.

4.08     OUTSOURCING AGREEMENT

         The Transferee has fulfilled all material obligations under the Outsourcing Agreement to have been performed by the Transferee on its part prior to the date hereof and the Transferee is not in material breach of or material default under the Outsourcing Agreement, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto.

5.      ACCESS TO INFORMATION

                  From the date of this Agreement until the Closing Date, the Transferor shall, and shall cause the Companies to, afford the officers, attorneys, accountants and other authorized representatives of the Transferee free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Companies, so that the Transferee may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Companies, and the Transferee shall be permitted to make abstracts from, or copies of, all such books and records. The Transferor shall furnish to the Transferee such financial and operating data and other information as to the business of the Companies as the Transferee shall reasonably request.

6.     CONDITIONS TO OBLIGATIONS OF THE TRANSFEREE

                  The obligations of the Transferee under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the
Transferee:

6.01. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. All representations and warranties of the Transferor shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Transferee. The Transferor shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

6.02. PERFORMANCE BY THE TRANSFEROR. At the Closing, the Transferor shall have delivered to the Transferee a certificate signed by the President, Vice President or Chief Financial Officer of the Transferor as to the Transferor's compliance with Subsection 6.01 hereof.

6.03. Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Transferor to authorize or carry out this Agreement shall have been taken and the Transferor shall have delivered to the Transferee a copy of the resolutions of its Board of Directors, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by its Secretary.

6.04. GOVERNMENTAL APPROVALS. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Transferor of the transactions contemplated by this Agreement and the operation of the business of the Companies by the Transferee shall have consented to, authorized, permitted or approved such transactions.

6.05. CONSENT OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Transferor shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Transferor to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 3.03 attached hereto.

6.06. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Transferee to own the Shares or to own or operate the business of the Companies after the Closing.

6.07. ADVERSE CHANGE IN BUSINESS. No material adverse change shall have occurred in the business, financial condition or prospects of the Companies.

6.08 CLOSING DELIVERIES. The Transferee shall have received at or prior to the Closing such documents, instruments or certificates as the Transferee may reasonably request including, without limitation:

     (a) the stock certificates representing the Shares (other than the Deferred Shares) duly endorsed in accordance with Subsection 1.01 of this Agreement;

     (b) such certificates of the Transferor's officers and such other documents evidencing satisfaction of the conditions specified in this Section 6 as the Transferee shall reasonably request;

     (c) a certificate of the secretary of state of the state of incorporation of each of the Companies as to the legal existence and good standing (including tax) of the relevant Company in such state;

     (d) certificates of the Secretary of each Company attesting to the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.02(b);

     (e) the original corporate minute books of the Companies (other than the Deferred Entities) and all corporate seals;

     (f) a cross receipt executed by the Transferor;

     (g) a legal opinion, dated the Closing Date, from Heller Ehrman
White & McAuliffe LLP, in substantially the form attached as Exhibit 6.08(g);
and

     (h) a Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached as EXHIBIT 6.08(h).

     6.09 DUE DILIGENCE. Transferee shall have completed a satisfactory financial, legal, tax, accounting, intellectual property, regulatory and business due diligence review of the assets, accounts and operations of the Transferor and the Companies, the results of which shall be satisfactory to Transferee in its sole discretion.

   7.      CONDITIONS TO OBLIGATIONS OF THE TRANSFEROR

     The obligations of the Transferor under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Transferor:

7.01. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Transferee in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Transferor. The Transferee shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.02. CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Transferee to authorize or carry out this Agreement shall have been taken.

7.03. GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Transferee of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

7.04. CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Transferee shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Transferee to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 4.03 attached hereto.

7.05. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might reasonably be expected to adversely affect the right of the Transferor to transfer the Shares.

7.06. CLOSING DELIVERIES. The Transferor shall have received at or prior to the Closing such documents, instruments or certificates as the Transferor may reasonably request including, without limitation:

     (a) such certificates of the Transferee's officers and such other documents evidencing satisfaction of the conditions specified in this Section 7 as the Transferor shall reasonably request;

     (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Transferee in Delaware;

     (c) a certificate of the Secretary of the Transferee attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the Transferee's charter documents and by-laws;

     (d) payment of the Consideration;

     (e) a cross receipt executed by the Transferee; and

     (f) a legal opinion, dated the Closing Date, from Hale and Dorr LLP, in substantially the form attached as EXHIBIT 7.06(f).

      8.      OTHER COVENANTS.

      8.01 CONSENTS. The Transferor shall use all reasonable best efforts to obtain promptly all consents, waivers, approvals, authorizations or orders (including, without limitation, from landlords for Companies' leases and Governmental Entities), and the Transferee and the Transferor shall promptly make all filings (including, without limitation, with all Governmental Entities) required in connection with the authorization, execution and delivery of this Agreement by the parties hereto and the consummation by them of the transactions contemplated hereby.

     8.02 ORDINARY COURSE OF BUSINESS. Between the execution of this Agreement and Closing Date, each of the Transferor and the Companies shall conduct their businesses in the ordinary course and the Transferor and the Companies shall notify the Transferee of any event, occurrence or development of a state or circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Transferor or the Companies, or which would otherwise constitute a breach of any representation or warranty by the Transferor in this Agreement. Between the execution of this Agreement and the Closing Date, neither the Transferor nor any of the Companies shall: borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money; grant any liens on the assets of the business; issue a dividend, issue or sell any equity securities or other securities or make any advances to any person other than in the ordinary course of business, redeem or repurchase shares in the Transferor or relevant Company; act in a manner which would cause a closing condition not to be fulfilled.

      8.03 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Prior to Closing, the Transferor and each of the Companies shall deliver to Transferee a list of current employees. At the Closing, Transferee shall be entitled, but not required, to hire those employees. If an employee is not hired by the Transferee within thirty (30) days after Closing (other than any employee who is offered but declines such employment on substantially the same terms as currently applicable to such employee), the Transferee shall pay any severance or unemployment compensation due to such employee.

     9.       INDEMNIFICATION

     9.01. BY THE TRANSFEROR. The Transferor shall indemnify and hold harmless the Transferee, its directors, officers, employees and agents (the "Transferee Indemnitees") from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") incurred by the Transferee Indemnitees in connection with each and all of the following:

     (a) any misrepresentation or breach of any representation or warranty made by the Transferor in this Agreement;

     (b) any breach of any covenant, agreement or obligation of the Transferor contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

     (c) any liability of the Transferor not specifically assumed by the Transferee.

     9.02. BY THE TRANSFEREE. The Transferee shall indemnify and hold harmless the Transferor from and against all Losses incurred by the Transferor in connection with each and all of the following:

     (a) any misrepresentation or breach of any representation or warranty made by the Transferee in this Agreement;

     (b) any breach of any covenant, agreement or obligation of the Transferee contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

     (c) resulting from, relating to or constituting the conduct of the Companies' business or operations of the Companies' business from and after the Closing, provided however, that the Transferor shall not be entitled to receive indemnification for any Losses incurred by Transferor arising in connection with any event listed in Section 9.01(a) or (b).

     9.03. CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 9, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.04 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 9.04.

     9.04. DEFENSE BY THE INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Without limitation, it shall not be deemed unreasonable to withhold consent to a settlement if equitable relief against the Indemnified Party is contemplated, awarded or stipulated, the Indemnified Party is required to make an admission of civil liability or to the commission of a crime, or money is required to be paid by the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     9.05. PAYMENT OF INDEMNIFICATION OBLIGATION. All indemnification by the Indemnifying Party hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

     9.06. SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations and warranties made by the Transferor and the Transferee in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and the consummation of the transactions contemplated hereby and continue until six
(6) months following the Closing Date, at which time they shall expire and terminate. Notwithstanding the foregoing, (a) the representations and warranties of the Transferor contained in Sections 2, 3.01, 3.02, and 3.03 and of the Transferee contained in Sections 5.01 and 5.03 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, and (b) any valid claim that is properly asserted in writing pursuant to Section 9.03 prior to the expiration as provided in this Section 9.06 of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

10.      RESTRICTIVE COVENANTS.

         10.01 NONCOMPETITION. The Transferor covenants that for the three-year period beginning at the time of Closing, it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit its name to be used in connection with, any business or enterprise engaged directly or indirectly within 150 miles of existing business operations of the Transferor or the Companies being conveyed under this Agreement (the "Business"). The foregoing restriction shall not be construed to prohibit the ownership by Transferor of not more than five percent (5%) of any class of securities of any corporation which is engaged in operations substantially similar to the Business having a class of securities registered pursuant to the Securities Exchange Act of 1934 or operations of the Deferred Entities until the Deferred Shares Transfer Date.

       10.2 NONSOLICITATION. The Transferor further covenants that for the three-year period beginning at the time of Closing, it will not, either directly or indirectly, (a) with respect to the activities prohibited by Section 10.01, call on or solicit any person or entity who or which within the past two years has been a customer with respect to the Business or (b) solicit the employment of any person who is currently employed by the Transferor or the Companies on a full or part-time basis, unless such person prior to being solicited by the Transferor was involuntarily discharged by the Transferor or the Companies.

       10.3 CONFIDENTIALITY. The Transferor recognizes and acknowledges that by reason of its ownership of the Companies, it has had access to confidential information relating to the Business including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). The Transferor acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Transferor, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Transferor or the Companies in a manner designed to protect the confidentiality of the Confidential Information or (d) represents historical information reasonably required by a prospective purchaser of the Transferor.

         10.04 ADDITIONAL TERMS. The Transferor acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interest of the Transferee, and that any violation will result in irreparable injury to the Transferee. The Transferor agrees that the Transferee shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or providing bond, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 10, which rights shall be cumulative and in addition to any other rights or remedies to which the Transferee may be entitled. In the event that any of the provisions of this Section 10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitation permitted by applicable law. The covenants set forth in this Section 10 shall be binding upon the successors and assigns of the Transferor, including any acquiror of all or substantially all the assets or business of the Transferor.

      11.         TERMINATION OF AGREEMENT

      11.01 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Transferee shall have no further obligation or liability to the Transferor under this Agreement, and the Transferor shall have no further obligation or liability to the Transferee under this Agreement.

      11.02 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Transferor, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Transferee or the failure by the Transferee to perform any condition or obligation hereunder, and may be terminated by the Transferee, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Transferor or the failure of the Transferor to perform any condition or obligation hereunder. Written notice of any such termination must be delivered by the terminating party to the non-terminating party.

     12. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

                 To the Transferee:                   NaviSite, Inc.
                                                      400 Minuteman Road
                                                      Andover, MA  01810
                                                      Attention:  Chief Executive Officer
                 With copies to:                      Hale and Dorr LLP
                                                      60 State Street
                                                      Boston, MA  02109
                                                      Attention:  Phillip P. Rossetti


                                                      Special Committee of Independent Directors
                                                      of NaviSite, Inc.
                                                      c/o Taft, Stettinius & Hollister LLP
                                                      425 Walnut Street, Suite 1800
                                                      Cincinnati, Ohio 45202
                                                      Attention: John J. McCoy

                 To the Transferor:                   ClearBlue Technologies, Inc.
                                                      55 Francisco Street, Suit 100
                                                      San Francisco, CA 94105
                                                      Attention: Arthur Becker

                 With a copy to:                      Heller Ehrman White & McAuliffe LLP
                                                      120 West 45th Street
                                                      New York, NY 10036
                                                      Attention: Guy N. Molinari

     Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or
(b) three business days after being sent, if sent by registered or certified mail.

             13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Transferee, on the one hand, and the Transferor, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Transferee may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Transferee. Any assignment in contravention of this provision shall be void. No assignment shall release the Transferee or the Transferor from any obligation or liability under this Agreement.

           14.     ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

     (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Transferee, by the consent of its Special Committee of Independent Directors or officers authorized by such Committee, and the Transferor may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Transferee and the Transferor.

     (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

        15. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

       16. INVESTIGATION OF THE PARTIES. All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

      17. APPROVAL OF SPECIAL COMMITTEE OF THE TRANSFEREE. Any consent, waiver or notice made by the Transferee under this Agreement will not be valid unless approved in writing by the Special Committee of Independent Directors of the Transferee.

     18. EXPENSES. Except as otherwise expressly provided herein, the Transferee, on the one hand, and the Transferor, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses)incurred by them in connection with the transactions contemplated hereby. All fees or expenses incurred in connection with this transaction by the Transferor or any of the Companies (other than to the extent included in the Transferor Contracts) shall be allocated to and borne by the Transferor, and not such companies individually. The Transferor shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares or Transferor Contracts.

     19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     20. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                   TRANSFEREE:
                                   NAVISITE, INC.
                                   By:  _______________________________

                                   Title:  ______________________________

                                   TRANSFEROR:
                                   CLEARBLUE TECHNOLOGIES, INC.
                                   By:  _______________________________

                                  Title:  ______________________________

                                  DEFERRED ENTITIES:

                                  CLEARBLUE TECHNOLOGIES/NEW YORK, INC.

                                  By:________________________________

                                  Title:______________________________

                                  CLEARBLUE TECHNOLOGIES/SANTA CLARA, INC.

                                  By:________________________________

                                  Title:_______________________________

                                  CLEARBLUE TECHNOLOGIES/DALLAS, INC.

                                  By:________________________________

                                  Title:______________________________

                                  CLEARBLUE TECHNOLOGIES/SAN FRANCISCO, INC.

                                  By:________________________________

                                  Title:_______________________________